Company Contact:	Media Contacts:

Andrew Wiseman, Ph.D. Sr. Director of Investor Relations La Jolla Pharmaceutical Company 858-646-6615 andrew.wiseman@ljpc.com	Shellie M. Roth President Investor Relations Partners, Inc. 973-535-8389 roth@irpartners.com

LA JOLLA PHARMACEUTICAL RECEIVES RIQUENT® COMPOSITION OF MATTER PATENTS IN EUROPE
AND CHINA

SAN DIEGO, April 26, 2007 – La Jolla Pharmaceutical Company (Nasdaq: LJPC) today announced that composition of matter patents covering Riquent® (abetimus sodium), its drug candidate for systemic lupus erythematosus (“lupus” or “SLE”) have issued in both Europe and in the People’s Republic of China. If the full five years of patent term extension under a Supplemental Protection Certificate are granted, the term of the European patent would extend to December 2, 2018. The Chinese patent will be in effect until September 8, 2014.

“Strong composition of matter patents in Europe and China are very important to the commercial potential for Riquent,” said Deirdre Y. Gillespie, M.D., President and CEO of La Jolla Pharmaceutical Company. “Europe and China, along with the United States, are considered the largest lupus markets in the world.”

Dr. Gillespie continued, “Our active discussions with potential commercial partners concerning Riquent are intensifying and they have increased in number since our recent announcement of positive interim antibody data from our Phase 3 trial. The patent grants in Europe and China should add value for potential partners.”

The Company has seven issued patents related to Riquent and 12 patent applications pending in the United States. The issued patents also cover the DNA, linkers and platforms that make up Riquent, as well as methods of synthesis and methods of treatment.

In addition to the United States, Europe and China, patents related to Riquent have issued or are pending in Japan, Canada, Australia, Finland, Korea, Norway, Portugal, and Ireland.

About Riquent

Riquent is being developed to specifically treat lupus renal disease by preventing or delaying renal flares, a leading cause of sickness and death in lupus patients. Riquent has been well tolerated in all 13 clinical trials, with no serious Riquent-related side effects identified to date. Riquent’s only known biological activity is the reduction of circulating levels of anti-dsDNA antibodies. Increases in these antibodies are associated with an increased risk of renal flare. Although clinical benefit has not yet been proven, Riquent treatment has significantly reduced these antibody levels in all clinical trials where they were measured.

About Lupus

Lupus is a chronic, potentially life-threatening autoimmune disease. About 90% of lupus patients are female, and many are diagnosed with the disease during their childbearing years. Approximately 50% of lupus patients have renal disease, which can lead to irreversible renal damage, renal failure and the need for dialysis, and is a leading cause of death in lupus patients. Latinos, African Americans and Asians face an increased risk of serious renal disease associated with lupus. The current standard of care for lupus renal disease often involves treatment with high doses of corticosteroids and immunosuppressive drugs that can cause severe side effects including diabetes, hypertension and sterility, and may leave patients vulnerable to opportunistic infections. To date, no lupus specific drug has been approved in the U.S.

La Jolla Pharmaceutical Company is dedicated to improving and preserving human life by developing innovative pharmaceutical products. The Company’s leading product in development is Riquent®. The Company has also developed small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The NASDAQ Global Market under the symbol LJPC. More information about the Company is available on its Web site: http://www.ljpc.com.

The forward-looking statements in this press release involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus (“lupus”), and any other drug candidate that we may develop, including the results of any trials or models that are ongoing or that we may initiate in the future, could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our previous Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to its secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. The results from our clinical trials of Riquent, including the results of any trials that are ongoing or that we may initiate in the future, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or any other country, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any current or future trials or that any such trials will sufficiently demonstrate the safety and efficacy of Riquent. Our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties or the validity or enforceability of our intellectual property rights, including the ability of the recently issued European composition of matter patent to survive any opposition proceedings. Additional risk factors include the uncertainty and timing of: obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; the availability of sufficient financial resources, timely supply of drug product for clinical trials; our ability to pass all necessary regulatory inspections; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing and sales experience; our ability to make use of the orphan drug designation for Riquent; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form 10-K for the year ended December 31, 2006, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

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